Exhibit 1.1


                             DIRECTORS AND OFFICERS
                           INDEMNIFICATION AGREEMENTS


DIRECTORS
---------
Philip J. Dion
D. Kent Anderson
Leslie Goldstein
LeRoy C. Hanneman, Jr.
Michael O. Maffie
Dr. J. Russell Nelson
Peter A. Nelson
Michael E. Rossi
Glenn W. Schaeffer
C. Anthony Wainwright
Sam Yellen


OFFICERS
--------
Mary S. Alexander
Kimball Bannister, III
Larry W. Beckner
John H. Gleason
LeRoy C. Hanneman Jr.
Scott K. Higginson
Robertson C. Jones
Thomas E. Lucas
Anne L. Mariucci
Helen M. McEnerney
Donald V. Mickus
Gary L. Newman
Frank D. Pankratz
Scott J. Peterson
David E. Rau
David G. Schreiner
Gary C. Schulke
M. Lynn Schuttenberg
John A. Spencer
Robert R. Wagoner
Scott C. Widener